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                                                                   EXHIBIT 23(d)

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-60496 of Anadarko Petroleum Corporation on Form S-3 of our report, dated January 26, 1998, on the consolidated statements of income, changes in shareholders' equity and cash flows of Union Pacific Resources Group Inc. for the year ended December 31, 1997, appearing in the Annual Report on Form 10-K of Union Pacific Resources Group Inc. for the year ended December 31, 1999 (such financial statements are not presented therein).


We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP


Dallas, Texas

June 25, 2001